Exhibit 10.1

Nightingale & Associates, LLC
Soundview Plaza
1266 East Main Street
Stamford, Connecticut 06902

Tel: 203.359.3855
Fax: 203.359.4551
Email: info@nightingale-associates.org

Principals:
Michael R. D’Appolonia
Howard S. Hoffmann
James D. Neidhart
September 18, 2007
Mr. Stephen Rusckowski, Chairman of the Board of Directors
Mr. John Underwood, Chairman of the Compensation Committee
MedQuist Inc.
1000 Bishops Gate Blvd., Suite 300
Mt. Laurel, NJ 08054-4632
Gentlemen:
     In response to various discussions, Nightingale & Associates, LLC (“Nightingale”) has been asked to submit this proposed Amendment to our Engagement Letter with MedQuist Inc. (“MedQuist” or the “Company”) dated July 29, 2004 as amended on December 16, 2004, September 25, 2006 and on January 8, 2007 (collectively, the “Amended Engagement Letter”). This Amendment (i) provides revisions to the cost structure and term associated with the continued retention of Mr. Howard Hoffmann as the Company’s Interim President and Chief Executive Officer. All other terms and conditions for the retention of Nightingale, as detailed in the Amended Engagement Letter, including but not limited to the Release and Indemnification agreement, will remain in force and effect. It is our understanding that Howard Hoffmann, on behalf of Nightingale, will continue to be engaged by MedQuist as the Company’s Interim President and Chief Executive Officer and will continue to report to the Company’s Board of Directors.
I.	SCOPE OF WORK:

Effective as of July 1, 2007, Nightingale will extend the term of Howard Hoffmann’s role as MedQuist’s Interim President and Chief Executive Officer until February 29, 2008 (the “Extension Period”). Following termination of Mr. Hoffmann’s role as Interim President and Chief Executive Officer, Mr. Hoffmann will endeavor to make himself available for ongoing consultancy work on an as needed basis, subject to negotiation of a mutually agreeable Scope of Work.

Finding Solutions to
Complex Business Situations
Since 1975

Messrs. Rusckowski and Underwood
MedQuist Inc.
September 18, 2007

It should be noted that Mr. Hoffmann expects to be working on other client engagements upon his departure as the full time Interim President and Chief Executive Officer of MedQuist, and thus his availability for work beyond February 29, 2008 cannot be guaranteed.

II.	FEE STRUCTURE:

Fixed Monthly Fee:

Effective as of July 1, 2007, Nightingale’s fees for Mr. Hoffmann’s role as Interim President and Chief Executive Officer will be a fixed rate of $120,000 per month payable in arrears. If Mr. Hoffmann’s role is terminated during the course of a month, Nightingale’s fees for the final month will be prorated based on the actual number of calendar days elapsed during the month up to and including Mr. Hoffmann’s final day of work. Mr. Hoffmann’s fees for consultancy services following his departure as the Interim President and Chief Executive Officer of MedQuist will be billed at an hourly rate of $525/hour.

2006 Discretionary Bonus

Pursuant to the terms of the Amended Engagement Letter, the Company shall pay to Nightingale the approved 2006 Discretionary Bonus achievement within 30 days following the execution of this Amendment, but in no event later than December 31, 2007.

2007 Second Half Performance Bonus:

Nightingale may be entitled to an additional performance related bonus payment of up to $240,000, which will be paid following the close of the Company’s 2007 fiscal year, but in no event later than January 15, 2008 (the “2007 Second Half Performance Bonus”) in connection with Mr. Hoffmann’s service as Interim President and Chief Executive Officer from July 1, 2007 to December 31, 2007. The amount, if any, of the 2007 Second Half Performance Bonus that Nightingale is to receive will be based on the achievement of certain operational objectives that have been established by the Board of Directors of MedQuist and Nightingale, which operational objectives involve confidential strategic, commercial and financial information, the disclosure of which would result in competitive harm to the Company.

Engagement Bonus:

Messrs. Rusckowski and Underwood
MedQuist Inc.
September 18, 2007

Nightingale shall receive an engagement completion bonus in the amount of $132,500 (the “Engagement Completion Bonus”) if Mr. Hoffmann serves as the Company’s President and Chief Executive Officer for the entire Extension Period.

The Company will pay Nightingale the Engagement Completion Bonus in a lump sum within 10 business days following the earliest to occur of (i) the termination of Nightingale’s engagement with the Company, including the retention of Mr. Hoffmann as the President and Chief Executive Officer of the Company (or any successor to its business) following a Strategic Transaction (as defined below), or (ii) February 29, 2008, provided that Mr. Hoffmann has continuously served as the Company’s President and Chief Executive Officer through that date.

Notwithstanding the foregoing, in the event of the termination Nightingale’s engagement with the Company, including the retention of Mr. Hoffmann as the President and Chief Executive Officer of the Company, prior to the earlier to occur of the closing of a Strategic Transaction or February 29, 2008, the amount of the Engagement Completion Bonus due to the Nightingale, if any, shall be at the discretion and subject to the approval of the Board of Directors of the Company.

Strategic Transaction Bonus
(a)	For purposes of this section, the following terms shall have the meanings set forth below:
•	“Acquiree” means any corporation, partnership, limited liability company or similar entity with which the Company engages in an Acquisition Transaction.

•	“Acquisition Transaction” means each and every transaction or series of related transactions whereby, directly or indirectly, control of, or a significant interest in, any Acquiree or any of its businesses or assets is transferred to the Company for consideration, including, without limitation, a sale, acquisition or exchange of stock (including shares issuable upon conversion of any securities convertible into stock) or assets, a lease or license of assets (with or without a purchase option), or a merger, consolidation or reorganization, tender offer, leveraged buyout or other extraordinary corporate transaction or business combination involving the Acquiree with an expected enterprise value in excess of $50,000,000, as determined by the Board of Directors of the Company in its reasonable discretion.

•	“Majority Shareholder” means Koninklijke Philips Electronics N.V.

Messrs. Rusckowski and Underwood
MedQuist Inc.
September 18, 2007

•	“Sale Transaction” means each and every transaction or series of related transactions whereby, directly or indirectly, control of, or a significant interest in, the Company or any of its businesses or assets is transferred for consideration, including, without limitation, a sale, acquisition or exchange of stock (including shares issuable upon conversion of any securities convertible into stock) or assets, a lease or license of assets (with or without a purchase option), or a merger, consolidation or reorganization, tender offer, leveraged buyout, “going private” transaction or other extraordinary corporate transaction or business combination involving the Company, including any such transaction in which the outstanding equity securities of the Company not held by the Majority Shareholder and its affiliates are acquired by a third-party; provided, however, that a secured interest in the Company or any of its businesses or assets arising solely from a debt transaction shall not constitute a Sale Transaction.

•	“Strategic Transaction” means a Sale Transaction or an Acquisition Transaction, other than a Sale Transaction or Acquisition Transaction with an affiliate of the Company or an affiliate of any holder of more than 50% of the Company’s capital stock. A “merger” will be considered to be an Acquisition Transaction if the Company’s current stockholders own at least a majority of the outstanding common stock of the resulting company and to be a Sale Transaction if the Company’s current stockholders own less than a majority of the outstanding common stock of the resulting company.
(b) Success-Based Bonus Amount and Conditions. The Company will pay to Nightingale a bonus (the “Success-Based Bonus”) in an amount equal to $132,500, if:
(i)	a Strategic Transaction is closed; and

(ii)	either, (1) Mr. Hoffmann continues to serve as the Company’s President and Chief Executive Officer for the 90 day period immediately following the closing of a Strategic Transaction (the “Post-Closing Period”), or (2) Nightingale’s engagement with the Company (or any successor to its business), including the retention of Mr. Hoffmann as the President and Chief Executive Officer of the Company (or any successor to its business), is terminated, upon the closing of a Strategic Transaction or at any time during the Post-Closing Period.

Messrs. Rusckowski and Underwood
MedQuist Inc.
September 18, 2007

(c ) Timing and Form of Payment. Subject to paragraphs (a) and (b) of this provision, the Company will pay the Success-Based Bonus to Nightingale in a lump sum within 10 business days following the closing of a Strategic Transaction and the earliest to occur of: (i) the completion of the Post-Closing Period or (ii) the termination of Nightingale’s engagement with the Company (or any successor to its business), including the retention of Mr. Hoffmann as the President and Chief Executive Officer of the Company (or any successor to its business). For the avoidance of doubt, only one Success-Based Retention Bonus is payable under this Agreement.
For purposes of both the Engagement Completion Bonus and the Success-Based Bonus described above, Nightingale’s engagement with the Company, including the retention of Mr. Hoffmann as the President and Chief Executive Officer of the Company, shall not be deemed to have been terminated merely because Mr. Hoffmann ceases to be the President and Chief Executive Officer of the Company and becomes the President and Chief Executive Officer of any successor to the Company’s business following the completion of a Strategic Transaction on terms and conditions acceptable to such company and Nightingale.

Additional Nightingale Personnel:

Nightingale will continue to make available the services of Mr. Michael C. Yeager and Ms. Jeanine Cobonpue to perform selected services in connection with the Company’s billing matter and operations related activities. Mr. Yeager’s professional time fee services have been and will continue to be invoiced to MedQuist at his prevailing hourly rate of $350/hour. Ms. Cobonpue’s professional time fee services have been and will continue to be invoiced to MedQuist at her prevailing hourly rate of $175/hour. Should it become necessary to utilize the services of additional Nightingale personnel on the project, it is agreed that Nightingale will invoice professional time fees for such personnel at their prevailing hourly rates. Nightingale agrees that it will obtain the advance approval of the Board of Directors of the Company, which shall be conveyed by the Board of Directors of the Company to Howard Hoffmann, before adding additional personnel to the project team.

In addition to professional time fees, out-of-pocket expenses are billed at cost, and generally range from 10% to 20% of professional time fees, depending on the amount of travel involved. Out-of-pocket expenses consist primarily of transportation, meals, lodging, telephone, specifically assignable secretarial and office assistance, and report production.

III.	ADVANCE DEPOSIT

Messrs. Rusckowski and Underwood
MedQuist Inc.
September 18, 2007

Nightingale requires an Advance Deposit for all assignments of the type described above. Given this situation, Nightingale will not require an increase of its existing Advance Deposit of $75,000 that has been paid by the Company. At the completion of the project and at the direction of the Company, Nightingale will either apply the Advance Deposit to any outstanding invoices or, if there are no unpaid invoices owing to Nightingale, promptly return the Deposit to the Company.
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Messrs. Rusckowski and Underwood
MedQuist Inc.
September 18, 2007

     If this Amendment conforms to your understanding of the terms and conditions of our retention, please have the appropriate party signify agreement by signing and returning the enclosed extra copy of this Amendment.
     We look forward to continue working with you and the Company.

Sincerely,
/s/ Howard S. Hoffmann

Howard S. Hoffmann,
in the capacity as Principal and Managing Partner of Nightingale & Associates, LLC

READ, UNDERSTOOD AND AGREED TO BY:
MedQuist Inc.

By:	/s/ Stephen Rusckowski
Stephen Rusckowski
Chairman of the Board of Directors of MedQuist Inc.

Date: September 19, 2007

By:	/s/ John Underwood
John Underwood
Chairman of the Compensation Committee of the Board of Directors of MedQuist Inc.

Date: September 19, 2007